CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Summary of Key Information”, “Auditors”, and “Financial Highlights” in the Proxy Statement/Prospectus included in this Registration Statement (Form N-14), File No. 333-267335 of The Advisors’ Inner Circle Fund.

We also consent to the incorporation by reference of our report dated December 23, 2021, with respect to the financial statements and financial highlights of Cambiar Opportunity Fund and Cambiar Small Cap Fund (two of the series constituting The Advisors’ Inner Circle Fund (the “Funds”)) included in the Annual Report to Shareholders (Form N-CSR) for the year ended October 31, 2021 into this Registration Statement, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Philadelphia, Pennsylvania

October 24, 2022